FOR IMMEDIATE RELEASE

MOBILE MINI, INC. PROVIDES GUIDANCE FOR 2004 AND DISCUSSES IMPACT OF
EXPENSES ON FOURTH QUARTER 2003

Tempe, AZ – January 27, 2004 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced that while its revenues, internal growth rate and yield for the fourth quarter of 2003 ran ahead of the comparable period of 2002, preliminary indications are that higher costs and expenses, particularly in insurance, property taxes and licensing fees will depress pro forma diluted earnings for the fourth quarter of 2003 by a few cents from the consensus analysts’ estimates of $.37. Pro forma diluted earnings do not include the effect of our accrual, discussed below, of approximately $8.2 million for judgment, interest and legal fees in the Nuko Holdings litigation. Management plans to issue fourth quarter and audited year-end results during the week of February 23, 2004.

Steven Bunger, Chairman, President & CEO of Mobile Mini noted, “Our fourth quarter internal growth rate of 8% in lease revenues is an improvement over the 6% achieved in the third quarter and a substantial improvement over the 4% in the fourth quarter of 2002. This was made possible by the first year-over-year increase in yield (total lease revenues per unit on rent) since the second quarter of 2002. Furthermore, after three quarters of sequentially lower internal growth this year, we are delighted to see that the fourth quarter internal growth rate is higher than the third quarter’s. As a result, fourth quarter lease revenues came in as expected, and sales revenues were actually slightly better. However, some of the basic costs of doing business have been rising at a rate that offsets much of the top line gain we have been able to achieve.”

Discussing the outlook for 2004, Larry Trachtenberg, Executive Vice President & Chief Financial Officer, noted, “The data we have been reviewing indicates that a turnaround in non-residential construction has begun on a national basis. However, this recovery has only just started to have an impact on our business, and it is too early to say when the revitalization of this sector will be reflected in a material increase in revenues and a material effect on our bottom line. Until we see real evidence of sustained strength in this market, we have decided to start the year pegging our 2004 annualized internal growth rate at 7%. Using that assumption, revenue growth should more than support our higher level of costs and expenses, and produce an 8% to 9% gain in 2004 pro forma EBITDA compared to 2003. As the year unfolds, however, we are hopeful that branch-wide revenue growth will pick up speed and activate the operating leverage inherent in our business model, the net effect of which would be a far more dramatic improvement in our operating performance.”

Mr. Trachtenberg continued, “Using the assumption of an annualized internal growth rate of 7%, we would expect pro forma EBITDA for 2004 to be $61 to $62 million and diluted earnings per share to be $1.20 to $1.25. We are also looking for first quarter ‘04 pro forma EBITDA and diluted earnings per share of at least $12.5 million and $.20, respectively.” Mr. Trachtenberg qualified the aforementioned 2004 pro forma results indicating that they do not include any change in accounting for stock options.

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Mobile Mini News Release January 27, 2004	Page 2

In a separate matter, Mobile Mini announced that it filed a motion requesting a rehearing en banc by the Florida Second District Court of Appeals on the Nuko Holdings I, LLC v Mobile Mini appeal and also requested that the appeals court furnish a written opinion of its decision upholding the jury verdict award of $7.2 million in damages to Nuko Holdings. As previously announced, Mobile Mini is taking a fourth quarter charge of approximately $8.2 million for the judgment, interest and legal fees. Because of these motions, Mobile Mini will continue to accrue interest expense on the judgment, may incur legal fees, and will continue to report on a pro forma as well as actual basis in 2004.

EBITDA and pro forma financial measures, including those that are forward-looking, may be non-GAAP financial measures as defined by the Securities and Exchange Commission’s final rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.

Conference Call

Mobile Mini will host a conference call tomorrow, Wednesday, January 28th at 10 am ET to discuss points raised in this news release and answer questions. The conference call will be broadcast live over the Internet. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of approximately 91,000 portable storage units and portable offices. The Company currently has 47 branches and operates in 27 states and one Canadian province. For three consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and earnings estimates for 2003 and 2004, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		www.theequitygroup.com
(480) 894-6311
www.mobilemini.com

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